Exhibit 8.2

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

July 24, 2023

Cheche Technology Inc.

8/F, Desheng Hopson Fortune Plaza

13-1 Deshengmenwai Avenue

Xicheng District, Beijing 100088, China

Ladies and Gentlemen:

We have acted as counsel to Cheche Technology Inc., a Cayman Islands exempted company (the “Company”), in connection with the transactions contemplated by the Business Combination Agreement, dated as of January 29, 2023 (the “Agreement”), entered into by and among Prime Impact Acquisition I, a Cayman Islands exempted company (“Prime Impact”), Cheche Group Inc., a Cayman Islands exempted company (“HoldCo”), Cheche Merger Sub Inc., a Cayman Islands exempted company and a wholly owned direct subsidiary of HoldCo (“Merger Sub”), and the Company. Pursuant to the Agreement, Prime Impact will merge with and into HoldCo (the “Initial Merger”), with the HoldCo surviving the Initial Merger as a publicly traded entity, and, immediately following the Initial Merger, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”), with the Company surviving the Acquisition Merger as a wholly owned subsidiary of HoldCo. At your request, and in connection with the filing of the Registration Statement of the HoldCo on Form F-4 initially filed on the date hereof with the Securities and Exchange Commission, as amended from time to time (the “Registration Statement”), we are rendering our opinion concerning certain U.S. federal income tax matters. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In providing our opinion, we have examined the Agreement, the Registration Statement, and the other documents described therein and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Mergers will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the Mergers and the parties thereto set forth in the Agreement and in the Registration Statement are true, complete and correct, (iii) the statements and representations made by HoldCo, Merger Sub and the Company in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the effective time of the Acquisition Merger, and (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification. If any of the above described assumptions is untrue for any reason or if either of the Mergers is consummated in a manner that is different from the manner described in the Agreement and the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that the Acquisition Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). We express no opinion regarding the status of Prime Impact, HoldCo or the Company as a “passive foreign investment company” within the meaning of Section 1297 of the Code or on the potential U.S. federal income tax consequences of the Mergers under the rules governing passive foreign investment companies.

Cheche Technology Inc.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI Professional Corporation
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation